EXHIBIT 16

LIFE CYCLE MUTUAL FUNDS
TOTAL RETURN CALCULATION INFORMATION

                         EQUITY          BOND         INCOME         HARVEST
                         ------          ----         ------         -------
NAV-INCEPTION            10.00          10.00          10.00          10.00

OFFERING-INCEPTION       10.39          10.39          10.39          10.39

REINVEST FACTOR         0.0440         0.1061         0.1078         0.0851

NAV-1/31/96              10.62          10.03          10.05          10.00

OFFERING-1/31/96         11.03          10.42          10.44          10.39

NAV RETURN                6.64           1.36           1.58           0.85

OFFERING RETURN           6.58           1.31           1.52           0.82

SHARES O/S-INCEPTION     2,500          2,500          2,500          2,500

SHARES O/S-1/31/96      68,004         11,519         16,451        100,649

LIFE CYCLE MUTUAL FUNDS
SEC YIELD CALCULATION INFORMATION

                         EQUITY          BOND         INCOME         HARVEST
                         ------          ----         ------         -------
TOTAL INCOME             5,160          1,241          1,577         15,097

NET EXPENSES             2,710            479            595          6,500

MONTHLY AVERAGE DAILY
  SHARES OUTSTANDING    61,134         11,076         16,182        101,043

OFFER PRICE              11.03          10.42          10.44          10.39

SEC YIELD                 1.85           2.67           2.84           2.45